Exhibit 10.2

HANA BIOSCIENCES, INC.
NON-EMPLOYEE DIRECTOR CASH
COMPENSATION ARRANGEMENTS
(Effective January 1, 2006)

The following is a summary of the compensation arrangements for directors of Hana Biosciences, Inc. (the “Company”) who are not employees of the Company. Directors who are employees of the Company do not receive compensation for their service on the Board and shall receive compensation only in their capacities as employees. The cash compensation arrangements are as follows:

1. Each non-employee director is entitled to receive an annual retainer fee of $15,000, plus a per meeting fee of $2,500.

2. Each non-employee director is also entitled to an annual stock option to purchase 40,000 shares of the Company’s common stock, which option would vest upon the first anniversary of the grant and would accelerate upon a change of control of the Company.

3. The Chair of the Audit Committee of the Board is entitled to receive, in addition to his or her other Board compensation, an annual restricted stock grant of 10,000 shares, which would vest on the first anniversary of the grant.